Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) entered into between Michael K. Mauler (“Executive”) and GameStop Corp. (the “Company”), collectively referred to as the “Parties,” on May 10, 2013.

The Parties hereby agree as follows:

1. Executive’s Position/Duties.  Executive will continue to be employed as the Executive Vice President – GameStop International, and shall have all of the duties and responsibilities of that position.  Executive agrees to dedicate all of his working time (during normal working hours other than during excused absences such as for illness or vacation), skill and attention to the business of the Company, agrees to remain loyal to the Company, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company. Executive shall be subject to and abide by all policies promulgated by the Company from time to time, including the Company’s Anti-Hedging Policy, Claw-back Policy and Code of Ethics.

2. At-Will Nature of Employment.  Executive’s employment under this Agreement will be “at will” and therefore may be terminated by either party at any time in accordance with Sections 4 and 5, below.

3. Compensation.

(a) Base Salary.  The Company shall provide Executive with an annual base salary of no less than $530,000, paid in accordance with the Company’s normal payroll policies (as adjusted from time to time, the “Base Salary”).

(b) Annual Bonus Opportunity.  Each year, Executive will have a reasonable opportunity to earn an annual cash bonus of 100% of Base Salary (as adjusted from time to time, the “Target Amount”) based on the achievement of one or more targets set by the Board of Directors of the Company or its Compensation Committee (the “Board”).

(c) Future Compensation Adjustments.  At or about the same time that compensation adjustments are considered for senior executives generally (and, in any case, not less frequently than annually), the Board will review and may increase Executive’s Base Salary and will consider the issuance to Executive of additional long term incentive awards.

(d) Benefits.  Executive shall be entitled to all benefits, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits, as afforded other management personnel or as determined by the Board.

(e) Expenses.  The Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company, in accordance with the policies and procedures established by the Company.  No expenses incurred after the cessation of Executive’s employment shall be subject to reimbursement.

4. Termination of Employment.  Upon termination of Executive’s employment with the Company for any reason, unless otherwise requested by the Board, Executive will resign from all officer and director positions with the Company and its affiliates.  Executive’s employment with the Company may be terminated as follows:

(a) Death.  In the event of Executive’s death, Executive’s employment will be terminated immediately.

(b) Disability.  In the event of Executive’s Disability, as defined below, Executive’s employment will be terminated immediately. “Disability” shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental disability, Executive’s legal representative) that Executive is physically or mentally unable to perform his duties under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

(c) Termination by the Company for Cause.  The Company shall be entitled to terminate Executive’s employment at any time if it has “Cause,” which shall mean any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company; (iii) material breach by Executive of any agreement with, policy of or duty owed to the Company or any of its subsidiaries; or (iv) willful refusal by Executive to perform his duties to the Company or the lawful direction of his or her supervisor that is not the result of a Disability; provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Board or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following written notice thereof to Executive by the Company (such notice to state with specificity the nature of the breach or willful refusal).

(d) Without Cause.  Either the Company or Executive may terminate Executive’s employment at any time without cause upon written notice.

(e) Termination by Executive with Good Reason.  Executive shall be entitled to terminate his employment within 12 months after any of the following events (each of which shall constitute “Good Reason”):

(i) a material diminution in Executive’s Base Salary or the Target Amount of Executive’s annual bonus opportunity;

(ii) a material diminution in Executive’s authority, duties, or responsibilities;

(iii) the Company relocates Executive’s principal worksite outside of the Dallas/Ft. Worth metropolitan area; or

(iv) in the event of a sale of substantially all the business and assets of the Company, a failure of the Company to assign, or a refusal of the principal purchaser of assets to assume, the Company’s then continuing obligations under this Agreement.

Notwithstanding the foregoing, Executive shall notify Company in writing if he believes Good Reason exists. Such notice shall set forth in reasonable detail why Executive believes Good Reason exists and shall be provided to the Company within a period not to exceed 90 days of the initial existence of the condition alleged to give rise to Good Reason, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

5. Compensation and Benefits Upon Termination.

(a) If Executive’s employment is terminated by reason of death or Disability, the Company shall pay Executive’s Base Salary, at the rate then in effect, in accordance with the payroll policies of the Company, through the date of such termination (in the event of Executive’s death, the payments will be made to Executive’s beneficiaries or legal representatives) and Executive shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in Sections 5(d) or (e) below or an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(b) If Executive’s employment is terminated by Executive without Good Reason; or by the Company for Cause, the Company will pay to Executive all Base Salary, at the rate then in effect, through the date of Executive’s termination of active employment and Executive shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c) If Executive terminates his employment for Good Reason or the Company terminates Executive’s employment without Cause, the Company will pay to Executive all amounts otherwise payable under this Agreement, at the rate then in effect, through the date of Executive’s termination, and the following paragraphs shall apply:

(i) Severance and Payment Form.  The Company will pay severance to Executive equal to (A) two, multiplied by (B) the sum of (1) Base Salary, plus (2) the Target Amount.  Such amount will be paid to Executive in a lump sum.  The foregoing notwithstanding, if such termination occurs within 18 months following a “change in control event” (as defined in Treas. Reg. § 1.409A-3(i)(5)(i) or any successor provision), then the word “two” in Section 5(c)(i)(A) will be replaced with “two and one-half.”

(ii) Medical Benefits.  Upon Executive’s termination, Executive will be eligible to elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under Section 4980B(f) of the Internal Revenue Code (“COBRA”), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement).  If Executive or one or more of Executive’s covered dependents is eligible for and elects COBRA coverage, then the

Company shall pay the full cost of the COBRA coverage for the 18 month period following Executive’s termination date. Executive (or dependents, as applicable) shall be responsible for paying the full cost of the COBRA coverage (including the two percentage administrative charge) after the earlier of (A) the expiration of 18 months following Executive’s termination date, or (B) eligibility for coverage under another employer’s medical plan.

(iii) Vacation.  Executive shall be entitled to a payment attributable to Base Salary, at the rate then in effect, for unused vacation accrued.

(iv) Service-Based Vesting Conditions.  All service-based vesting conditions applicable to equity awards held by Executive immediately prior to such termination will then be deemed satisfied (to the extent not already satisfied).

(v) Performance-Based Equity Awards.  With respect to each performance-vested equity award held by Executive immediately prior to such termination and for which the performance period is not then complete, such award will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period.

(d) If Executive’s employment ceases due to his death:

(i) all service-based vesting conditions applicable to equity awards held by Executive immediately prior to such cessation will then be deemed satisfied (to the extent not already satisfied);

(ii) with respect to each performance-vested equity award held by Executive immediately prior to such cessation and for which the performance period is not then complete, such award will then vest at the target level; and

(iii) the post-termination exercise period of all vested stock options held by Executive (determined after giving effect to Sections 5(d)(i) and (ii), above) will extend until the earliest of (A) one year following the cessation of employment, (B) the expiration of the full option term, or (C) any accelerated expiration date contemplated by the applicable equity plan or award agreement (such as in connection with a change in control).

(e) If Executive’s employment is terminated by the Company due to a Disability:

(i) all service-based vesting conditions applicable to equity awards held by Executive immediately prior to such termination will then be deemed satisfied (to the extent not already satisfied).

(ii) with respect to each performance-vested equity award held by Executive immediately prior to such termination and for which the performance period is not then complete, such award will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period; and

(iii) the post-termination exercise period of all vested stock options held by Executive (determined after giving effect to Sections 5(e)(i) and (ii), above) will extend until the earliest of (A) one year following the termination of employment, (B) the expiration of the full option term, or (C) any accelerated expiration date contemplated by the applicable equity plan or award agreement (such as in connection with a change in control or in the event of prohibited competition).

(f) Notwithstanding anything to the contrary contained herein, if any amount payable to Executive by the Company or any of its affiliates (whether under the Agreement or otherwise) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment(s) shall be either (A) delivered in full, or (B) delivered to such lesser extent as would result in no portion of such payment(s) benefits being subject to the Excise Tax, whichever of the foregoing amounts (taking into account applicable federal, state and local income taxes and the Excise Tax) results in the receipt by Executive of the greatest amount on an after-tax basis.  To the extent a reduction in payments is required, later payments will be reduced before otherwise equal earlier payments.

6. Release.  The payments, rights and benefits described in Sections 5(c) and (e) are conditioned on Executive’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require (the “Release”) and on such Release becoming irrevocable within 60 days following Executive’s termination of employment.  Subject to Section 7, the payments described in Sections 5(c)(i) and (iii) will be paid or commence to be paid as soon as practicable after the Release becomes irrevocable, provided, however, that if the 60 day period following Executive’s termination of employment spans two calendar years, then such payments will be paid or commence to be paid on the later of such Release becoming irrevocable or the start of that second calendar year.

7. Compliance with Code Section 409A.

(a) All provisions of this Agreement shall be interpreted in a manner consistent with Code Section 409A and the regulations and other guidance promulgated thereunder.  Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Code Section 409A or any other federal, state or local tax law.  Executive’s tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances.

(b) Notwithstanding any provision herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Code Section 409A under the default provisions established thereunder, for purposes of any payment on termination of employment under this Agreement, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service (or, if earlier, upon Executive’s death), to the extent required to avoid any adverse tax consequences under Code Section 409A.  This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to amounts payable hereunder.

8. Confidentiality/Settlement of Existing Rights.

(a) In order to induce Executive to enter into this Agreement, and in order to enable Executive to provide services on behalf of the Company, the Company will provide Executive with access to certain trade secrets and confidential or proprietary information belonging to the Company, which may include, but is not limited to, the identities, customs, and preferences of the Company’s existing and prospective clients, customers, tenants or vendors; the identities and skills of the Company’s employees; the Company’s methods, procedures, analytical techniques, and models used in providing products and services, and in pricing or estimating the cost of such products and services; the Company’s financial data, business and marketing plans, projections and strategies; customer lists and data; tenant lists and data, vendor lists and data; training manuals, policy manuals, and quality control manuals; software programs and information systems; and other information relating to the development, marketing, and provision of the Company’s products, services, and systems (i.e., “Confidential Information”). Executive acknowledges that this Confidential Information constitutes valuable, special and unique property of the Company.

(b) Executive agrees that, except as may be necessary in the ordinary course of performing his duties under this Agreement, Executive shall not, without prior express written consent of the Company (i) use such Confidential Information for Executive’s own benefit or for the benefit of another; or (ii) disclose, directly or indirectly, such Confidential Information to any person, firm, corporation, partnership, association, or other entity (except for authorized personnel of the Company) at any time prior or subsequent to the termination or expiration of this Agreement.

(c) By this Agreement, the Company is providing Executive with rights that Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, Executive agrees that all Company Proprietary and Confidential Information learned or developed by Executive during past employment with the Company and all goodwill developed with the Company’s clients, customers and other business contacts by Executive during past employment with the Company is now the exclusive property of the Company, and will be used only for the benefit of the Company, whether previously so agreed or not. Executive expressly waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Confidential Information, that was previously received or developed by Executive while working for the Company for the benefit of any competing person or entity.

9. Return of Company Property.  Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD Roms, keys, passwords and access codes, client/customer/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company’s business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company.  Within twenty-four (24) hours of the termination of his relationship with the Company, Executive promises to return to the Company any Recipient Materials that are in his possession, custody or control, regardless of whether such Materials are located in Executive’s office, automobile, or home or on Executive’s business or personal computers. Executive also shall authorize and permit the Company to inspect all computer drives used or maintained by Executive during his employment or consulting at the Company and, if necessary, to permit the Company to delete any Recipient Materials or Proprietary Information contained on such drives.

10. Protective Covenants.  Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement:

(a) Definitions.  “Competing Business” means any person or entity that provides services or products that would compete with or displace any services or products sold or being developed for sale by the Company during Executive’s employment, or engages in any other activities so similar in nature or purpose to those of the Company that they would displace business opportunities or customers of the Company, including, without limitation, Best Buy Co., Inc., Wal-Mart Stores, Inc., Amazon.com, Inc. and Target Corporation and any of their respective subsidiaries.

(b) Recordkeeping and Handling of Covered Items.  Executive agrees to keep and maintain current written records of all customer contacts, inventions, enhancement, and plans he develops regarding matters that are within the scope of the Company’s business operations or that relate to research and development on behalf of the Company, and agrees to maintain any records necessary to inform the Company of such business opportunities. All Company Information and other Company documents and materials maintained or entrusted to Executive shall remain the exclusive property of the Company at all times; such materials shall, together with all copies thereof, be returned and delivered to the Company by Executive immediately without demand, upon termination of Executive’s relationship with the Company, and shall be returned at a prior time if the Company so demands.

(c) No Interference with Employee/Independent Contractor Relationships. Executive agrees that until two years after Executive’s employment with the Company ceases, Executive will not, either directly or indirectly, participate in recruiting or hiring away any employees or independent contractors of the Company, or encourage or induce any employees, agents, independent contractors or investors of the Company to terminate their relationship with the Company, unless given the prior written consent of the Board to do so.

(d) No Interference with Client/Customer Relationships.  Executive agrees that until two years after Executive’s employment with the Company ceases, Executive will not induce or attempt to induce any client or customer of the Company to diminish, curtail, divert, or cancel its business relationship with the Company.  The restrictions set forth in this paragraph shall apply worldwide, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and Executive’s activities.

(e) No Unfair Competition.  Executive agrees that until two years after Executive’s employment with the Company ceases, Executive will not participate in, work for, or assist a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent of the

Board to do so. The restrictions set forth in this paragraph shall apply worldwide, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and Executive’s activities. This paragraph creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the Company and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition, and is ancillary to the Company’s agreement contained herein to employ Executive hereunder.  Nothing herein will prohibit ownership of less than 5% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments.  Executive acknowledges and agrees that this subsection (e) is reasonable and necessary to protect the trade secrets, confidential information and goodwill of the Company.

(f) Remedies.  In the event of breach or threatened breach by Executive of any provision of Section 10 hereof, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief; and (iii) any other legal and equitable relief to which may be entitled, including, without limitation, any and all monetary damages that the Company may incur as a result of said breach or threatened breach, in each case without the necessity of posting any bond. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(g) Early Resolution Conference.  This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Executive later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Executive intends to engage in, Executive will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Executive will provide this notification at least fourteen (14) days before Executive engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Executive’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

11. Assignment.  In the event of a sale of substantially all the business and assets of the Company, the Company will assign, and will cause the principal purchaser of such assets to assume, the Company’s then continuing obligations under this Agreement.  Executive’s obligations under this Agreement are personal in nature and may not be assigned by Executive to another Person.

12. Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail or overnight courier, addressed to: (a) in the case of Executive, to his or her most recent address contained in the Company’s personnel files, or (b) in the case of the Company, to its headquarters location, c/o its General Counsel.  Either party may designate a different address by providing written notice of a new address to the other party.

13. Severability.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable by a court of competent jurisdiction, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. In making any such determination, the determining court shall deem any such provision to be modified so as to give it the maximum effect permitted by applicable law.

14. Waiver, Construction and Modification.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

15. Governing Law and Venue.  It is the intention of the parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement, and that Executive has or will have regular contact with Texas in the performance of this Agreement. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Dallas County, Texas.

16. Representation of Executive.  Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that would prevent him from accepting, retaining and/or engaging in full employment with the Company, or which Executive could violate in the ordinary course of his duties for the Company. Further, Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that are inconsistent with those contained in this Agreement, and that he will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment, if Executive has any, in the performance of his duties on behalf of the Company. Further, Executive acknowledges that he has read and is fully familiar with the terms of this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Executive stipulates that the promises made by him in this Agreement are not greater than necessary for the protection of the Company’s good will and other legitimate business interests and do not create undue hardship for Executive or the public.

17. Withholding Taxes.  The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and any other applicable taxes as the Company determines in its sole discretion are required to be withheld pursuant to any applicable law or regulation.

18. Complete Agreement.  Except for the existing Stock Option Agreements and Restricted Stock Agreements between the Company and Executive, which, subject to the provisions of Sections 5(c), (d) and (e) hereof, shall continue in full force and effect, this

Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and will supersede all other agreements, understandings or commitments between the parties as to such subject matter.  However, for avoidance of doubt, each equity award issued by the Company is subject to the terms of any plan under which it was issued (each, as amended from time to time, an “Applicable Plan”) and, in the event of any conflict between this Agreement and an Applicable Plan, the Applicable Plan will govern.  The parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The parties agree that, except as specifically contemplated by this Agreement, this Agreement supersedes any other agreement, plan or arrangement that may now exist that may otherwise apply to or include Executive regarding employment, severance or retention benefits (including, without limitation, that certain Executive Employment Agreement between the Parties dated June 2, 2010, as amended), that any such agreements, plans or arrangements are hereby terminated with respect to Executive and that none of the Company nor any affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreements, plans or arrangements, notwithstanding the terms of any of them.

19. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators and representatives.

20. Captions.  The Section and other headings used in this Agreement are for the convenience of the parties only, are not substantive and shall not affect the meaning or interpretation of any provision of this Agreement.

21. Counterparts.  This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties agree to each of the foregoing terms on the first date above written.

MICHAEL K. MAULER

/s/ Michael K. Mauler

GAMESTOP CORP.

By:           /s/ Robert A. Lloyd

Name:      Robert A. Lloyd

Title:        Executive Vice President & Chief Financial Officer

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